                                                                     EXHIBIT 11


                      ARAMARK CORPORATION AND SUBSIDIARIES
              COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                     (In thousands, except per share data)


                                                                                     Fiscal Year Ended
                                                        ---------------------------------------------------------------------------
                                                        September 30,      October 1,   October 2,   September  27,   September  28,
                                                             1994             1993         1992          1991              1990
                                                        --------------     ----------   -----------  --------------    ------------

Earnings:

Net income                                                   $ 86,079        $ 77,132        $ 67,381       $ 64,223       $ 51,825


Preferred stock dividends                                      (1,337)           (883)           --             --           (2,965)
                                                             ---------       ---------       --------       --------       --------
Net income available to common stock                         $ 84,742        $ 76,249        $ 67,381       $ 64,223       $ 48,860
                                                             =========       =========       ========       ========       ========

Shares:

Weighted average number of common
  shares outstanding (2)                                       46,616          46,133          44,746         45,595         48,725


Additional shares assuming
  conversion of preferred stock (3)                              --              --              --            1,477           --


Impact of potential exercise opportunities
   under the ARAMARK Ownership Program                          3,512           4,873           5,898          5,263          5,178
                                                             ---------       ---------       --------       --------       --------

  Total common and common
     equivalent shares                                         50,128          51,006          50,644         52,335         53,903
                                                             =========       =========       ========       ========       ========

Fully diluted earnings per common and
  common equivalent share                                    $   1.69        $   1.49        $   1.33       $   1.23       $    .91
                                                             =========       =========       ========       ========       ========



(1) Primary and fully diluted earnings per share are approximately the same. Weighted average shares outstanding and earnings per share amounts for the period ending October 1, 1993 and prior have been retroactively adjusted to reflect the November 1993 four-for-one stock split described in Note 7.

(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.

(3) Reflects conversion of Preferred Stock stated on a Class B Common Share Equivalent Basis for fiscal 1991.